Please note that because we are a French company, the full text of the by-laws has been translated from French. In the case of any discrepancy between this version and the French version, the French version will prevail. Société anonyme Share capital: 1,443,620.975 Registered office: 32 rue Blanche, 75009 Paris, France 484 786 249 RCS Paris _____________________ UPDATED BY-LAWS as of June 13, 2025

TITLE I LEGAL FORM, NAME, PURPOSES, REGISTERED OFFICE AND TERM OF THE COMPANY ARTICLE 1 ~ LEGAL FORM The Company was incorporated as a société par actions simplifiée (simplified corporation) and subsequently converted into a société anonyme by a decision adopted by the shareholders on March 3, 2006. It is governed by Book II of the Commercial Code (Code de Commerce) and by these by-laws. ARTICLE 2 ~ NAME CRITEO In all instruments and documents issued by the Company and intended for third parties, the société anonyme .A. ARTICLE 3 ~ PURPOSES - Providing IT services and software, acting as a communication agency, providing consulting services to companies and engaging in distance sales; - Taking equity stakes or acquiring interests in all commercial, industrial, financial, real or personal property companies and enterprises by creating new companies, making contributions, subscribing for or purchasing securities or corporate rights, carrying out corporate mergers and entering into alliances or consortia, whether by taking equity stakes or otherwise; - Managing, administering and disposing of said equity stakes, including providing consulting services in the fields of administration and management, in particular commercial, financial and administrative administration and management; and - More broadly, engaging in all financial, commercial, industrial and personal or real property operations that may be directly or indirectly related to the purposes above or any similar or opment in France and abroad. ARTICLE 4 ~ REGISTERED OFFICE 32 rue Blanche, 75009 Paris. The registered office may be transferred to any other location in France by a decision of the Board of Directors, provided such decision is and anywhere else by a decision adopted by an extraordinary If a transfer is decided by the Board of Directors, the Board of Directors is authorized to amend the by-laws and perform the publication and filing formalities required as a result, provided it is stated that the transfer is subject to the aforementioned ratification.

ARTICLE 5 ~ TERM The term of the Company shall be ninety-nine (99) years from the date of its registration with the Trade and Companies Registry, except in the event it is dissolved before the expiration of its term or if said term is extended by an extraordinary general s *** TITLE II SHARE CAPITAL AND SHARES ARTICLE 6 ~ SHARE CAPITAL 1,443,620.975. It is divided into 57,744,839 shares with a par value . ARTICLE 7 ~ LEGAL FORM All shares shall be registered shares. Shares shall be registered in an account, in accordance with the law. ARTICLE 8 ~ SHARE TRANSFERS 8.1. All share transfers shall be carried out in accordance with the law. All expenses generated by a share transfer shall be borne by the transferee. 8.2. Shares are freely transferable. ARTICLE 9 ~ RIGHTS AND OBLIGATIONS PERTAINING TO SHARES The rights and obligations pertaining to shares follow the shares, regardless of who holds the shares, and share transfers shall include all dividends declared but not paid and future dividends and, if applicable, the relevant share of reserve funds and provisions. Ownership of a share shall ipso facto -laws and meetings. Except as otherwise provided by the law, each shareholder shall have in general meetings as many votes as the number of shares he or she owns, provided that all required payments due for such share have been met. For the same par value, each share entitles its holder to one vote. Each share carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares. Whenever it is necessary to hold more than one share, whether or not preferred shares, or securities to exercise any right, the shareholders or holders of securities shall take it upon themselves to pool the number of shares or securities required.

ARTICLE 10 ~ PAYMENT FOR SHARES Amounts to be paid, in cash, as payment for shares subscribed pursuant to a capital increase shall meeting. The initial payment shall not be less than one-fourth, at the time of a capital increase, of the par value of the shares. If applicable, the initial payment shall include the entire amount of the issue premium. The Board of Directors shall make calls for payment of the balance, in one or more installments, within a period of five years from the date the capital increase is completed. Each shareholder shall be notified of the amounts called and the date on which the corresponding sums are to be paid at least fifteen days before the due date. Shareholders who do not pay amounts owed on the shares they hold by the due date shall automatically and without the need for a formal demand for payment owe the Company late payment interest calculated on a daily basis, on the basis of a 365 day year, as of the due date at action against the shareholder in breach and the enforcement measures authorized by law. *** TITLE III MANAGEMENT OF THE COMPANY ARTICLE 11 ~ BOARD OF DIRECTORS 11.1. Composition The Company is administered by a board composed of at least three (3) members and no more than ten (10) members, whether individuals or legal entities. At the time they are appointed, legal entities shall designate an individual as their permanent representative to the Board of Directors. The term of office of the permanent representative shall have the same duration as the term of office of the legal entity s/he represents. If a legal entity removes its permanent representative from office, it shall immediately appoint a replacement. The same provision shall also apply in the event of the death or resignation of the permanent representative. The directors are appointed for a term of two years. The office of a director shall terminate at the close of the ordinary general meeting of shareholders which deliberated on the accounts of the preceding financial year and held in the year during which the term of office of said director comes to an end. Directors are always eligible for reappointment. They may be removed from office at any time by a In the event of one or more vacancies on the Board of Directors due to death or resignation, the Board of Directors meetings. A director appointed to replace another director shall serve only for the remaining portion of his/her Appointments made by the Board of Directors pursuant to the preceding paragraph shall be If such appointments are not ratified, decisions adopted and acts performed by the Board of Directors shall nevertheless remain valid.

If the number of directors falls below the statutory minimum, the remaining directors shall membership of the Board of Directors. Company employees may be appointed as directors. However, their employment contracts must correspond to actual employment. In such case, employees do not lose the benefit of their employment contracts. The number of directors who are parties to an employment contract with the Company shall not exceed one-third of the directors in office. The number of directors over the age of 70 shall not exceed one-third of the directors in office. If deemed to have resigned at the conclusion of the n 11.2. Chairperson The Board of Directors shall elect a Chairperson from among its members, who shall be an individual. The Board of Directors shall determine the duration of his/her term of office, which shall not exceed his/her term of office as director, and may remove him/her from office at any time. The Board of Directors shall set his/her compensation. The Chairperson shall organize and manage the work of the Board of Directors and report thereon person shall ensure the satisfactory functioning their duties. The Chairperson of the Board of Directors shall not be over the age of 70. If the Chairperson reaches this age limit during his/her term of office as Chairperson, s/he shall automatically be deemed to have resigned. The Chairperson /her successor shall be appointed. Subject to this provision, the Chairperson of the Board of Directors is always eligible for reappointment. 11.3. Vice-chairperson of the board of directors If it deems it useful, the Board may appoint, from among its members, one or more vice- chairpersons, who must be individuals and whose duties are to preside over meetings of the board of directors and the shareholders general meetings in the absence of the chairperson of the board of directors. The board shall determine the term of office of the vice-chairperson which cannot exceed the term of his or her office as director and may dismiss a vice-chairperson at any time. Any vice-chairperson may also ask the chairman to convene the board of directors on a specific agenda. In this case, the chairperson of the board of directors must convene the board on a date that may not be later than fifteen days. If the request is not complied with, the vice-chairperson may convene the meeting and shall indicate the agenda for the meeting. ARTICLE 12 ~ BOARD OF DIRECTORS 12.1. 12.2. The Chairperson shall give the directors notice of Board meetings. Notice may be given by any means, whether written or oral. The Chief Executive Officer may also request the Chairperson to convene a meeting of the Board of Directors to consider a specific agenda. In addition, directors representing at least one-third of Board members may validly convene a Board meeting. In such case, they shall state the agenda for the meeting.

If a Works Council has been created, the representatives of such Council, appointed in accordance with the provisions of the Labor Code (Code du Travail), shall be given notice of all Board of Board meetings shall be held at the registered office or at any other place in France or abroad. 12.3. For the Board of Directors to validly deliberate, at least half of its members must be present or deemed present (or have voted by correspondence or participated in a written consultation). Decisions of the Board of Directors (including by written consultation) shall be adopted by a majority of votes cast. In the event of a tie vote, the Chairperson shall not have the power to break the tie. 12.4. Unless otherwise provided in the internal rules adopted by the Board of Directors, directors who participate to Board meetings by means of telecommunication that enables them to be identified and guarantees their effective participation in accordance with current regulations are deemed to be present for the purposes of calculating quorum and majority. 12.5. Each director shall receive the information necessary to perform his/her duties and hold his/her corporate office, and may obtain copies of all documents he deems of use. 12.6. Any director may, including by letter, telegram or fax, grant another director a proxy to represent him/her at a Board meeting, but no director may hold more than one proxy at any meeting. 12.7. Unless at least one member of the Board of Directors objects as set out below, decisions of the Board of Directors may also be taken by written consultation of the directors, including by electronic means. In this case, the text of the proposed resolutions, together with a voting form, is sent by the Chairperson of the Board of Directors to each member of the Board of Directors by electronic means (with acknowledgement of receipt). The directors have a period of three (3) business days (or any shorter delay indicated in the request sent by the Chairperson or the secretary of the Board of Directors) following receipt of the text of the proposed resolutions and of the voting form vote to complete and send to the Chairperson or the secretary of the Board of Directors by electronic means the voting form, dated and signed, by checking for each resolution, a unique box corresponding to the meaning of its vote. Any director may object to the use of the written consultation defined above by sending an email to the Chairperson within two (2) business days (or any shorter delay indicated in the request sent by the Chairperson or the secretary of the Board of Directors) following receipt of the text of the proposed resolutions. In such case, the Chairperson shall inform other members of the Board of Directors and the written consultation shall be deemed void; a meeting of the Board of Directors shall be convened as soon as possible. Any director who has sent his/her reply within the same period shall be deemed to have waived his/her right to object. If none or more than one box have been ticked for a same resolution, the vote shall be null and void and shall not be taken into account in the calculation of the majority. Any director who has not sent his/her reply within the above mentioned time limit will be considered absent (unless such time limit is extended by the Chairperson) and his/her vote will therefore not be taken into account for the calculation of the quorum and the majority. During the delay of response, any director may require any additional explanations from the initiator of the consultation. Within five (5) business days following the receipt of the last voting form, the Chairperson shall draw up and date the minutes of the deliberations to which the voting forms shall be appended and which shall be signed by the Chairperson of the Board of Directors and one director. 12.8. by the Chairperson of the Board of Directors, the Chief Executive Officer, the Deputy Chief Executive Officers, a director temporarily appointed to act as Chairperson or an agent duly authorized for such purpose. 12.9. Directors may vote by correspondence at meetings of the Board of Directors.

A voting form complying with the provisions of article R. 225-21 of the French Commercial Code is sent electronically to each director who requests it, together with the text of the proposed resolutions and any other documents required for information purposes. Directors wishing to vote by correspondence must complete and send their voting form to the Chairperson or Secretary of the Board of Directors by the deadline indicated on the form, it being specified that such voting form can be sent electronically. Votes cast by correspondence after the expiry of the specified deadline, will not be taken into account for the calculation of the quorum and the majority. The form must be dated and signed, and for each resolution the director must tick a single box corresponding to the meaning of his or her vote. If none or more than one box is ticked for the same resolution, the vote will be null and void and will not be taken into account for the calculation of the majority. Any director present at the meeting may validly confirm or modify the vote previously cast by correspondence. During the Board meeting, the deliberations should take into account the vote by correspondence and any comments made in the voting form. ARTICLE 13 ~ POWERS OF THE BOARD OF DIRECTORS carried out, in accordance with its social interest and taking into consideration its social and within the limits of the corporate purposes, the Board of Directors may consider any issue relating to the proper operation of the Company and shall resolve matters that concern the Company by its decisions. ARTICLE 14 ~ EXECUTIVE MANAGEMENT 14.1.1. his/her responsibility, by the Chairperson of the Board of Directors or another individual appointed by the Board of Directors, who shall hold the title of Chief Executive Officer. The Chief Executive Officer shall have the broadest possible powers to act in all circumstances in the name of the Company. The Chief Executive Officer shall exercise his/her powers within the meetings and to the Board of Directors. S/he shall represent the Company in its dealings with third parties. The Company shall be bound by acts of the Chief Executive Officer that exceed the scope of the corporate purposes, unless the Company is able to prove that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within said corporate purposes. However, the mere publication of the by-laws shall not be sufficient to constitute such proof. 14.1.2. The Chief Executive Officer shall not be over 70 years of age. If the Chief Executive Officer reaches this age limit, s/he shall automatically be deemed to have resigned. The Chief Executive Chief Executive Officer shall be appointed. 14.1.3. If the Chief Executive Officer is a director, the term of his/her position shall not exceed his/her term of office as director. The Board of Directors may remove the Chief Executive Officer from office at any time. If the removal from office is decided without just cause, the Chief Executive Officer removed from office may claim damages unless s/he also holds the position of Chairperson of the Board of Directors. 14.1.4. By a decision adopted by a majority vote of the directors present or represented, the Board of Directors shall choose between the two executive management methods described in Article 14.1.1, paragraph 1. The shareholders and third parties shall be informed of such choice in the manner prescribed by the laws and regulations.

The choice made by the Board of Directors shall remain in effect until a contrary decision of the Board of Directors or, at the Board of Directors Officer's term of office. Chairperson of the Board of Directors, the provisions concerning the Chief Executive Officer shall apply to him/her. In accordance with the provisions of Article 706-43 of the Code of Criminal Procedure, the Chief Executive Officer may validly delegate to any person of his/her choice the authority to represent the Company in connection with criminal proceedings that may be initiated against the Company. 14.2.1. Pursuant to a proposal of the Chief Executive Officer, the Board of Directors may authorize one or more individuals to assist the Chief Executive Officer in the capacity of Deputy Chief Executive Officer. In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers. The Board of Directors shall set their compensation. If a Deputy Chief Executive Officer is a director, the term of his/her position shall not exceed his/her term of office as director. Vis-à-vis third parties, Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer. Deputy Chief Executive Officers have inter alia the power to initiate legal proceedings. No more than five Deputy Chief Executive Officers shall be appointed. Pursuant to a proposal of the Chief Executive Officer, the Deputy Chief Executive Officer(s) may be removed from office by the Board of Directors at any time. If the removal from office is decided without just cause, a Deputy Chief Executive Officer removed from office may claim damages. Deputy Chief Executive Officers shall not be over 70 years of age. If a Deputy Chief Executive Officer in office reaches this age limit, s/he shall automatically be deemed to have resigned. The Deputy Chief Executive Officer meeting, at which a new Deputy Chief Executive Officer may be appointed. If the Chief Executive Officer leaves office or is unable to perform his/her duties, unless otherwise decided by the Board of Directors, the Deputy Chief Executive Officer(s) shall remain in office and retain their powers until the appointment of a new Chief Executive Officer. Vis-à-vis third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer. ARTICLE 15 BOARD OBSERVERS appoint Board observers. The Board of Directors may also appoint Board observers directly, No more than five Board observers shall be appointed, and they shall constitute a panel. They shall be appointed, without restriction, on the basis of their expertise. The term of office of an observer is fixed at the time of the decision of appointment but may not exceed two years. The office of an observer shall terminate at the close of the ordinary general meeting of shareholders which deliberated on the accounts of the preceding financial year and held in the year during which the term of office of said observer comes to an end. The panel of Board observers shall review matters that the Board of Directors or its Chairperson shall take part in deliberations in a non-voting capacity. However, their absence shall not affect the validity of the Board of Directors deliberations. They shall be given notice of Board meetings in the same manner as the directors. The Board of Directors may remunerate the Board observers by allocating an amount from the

ARTICLE 16 ~ AGREEMENTS SUBJECT TO AUTHORIZATION 16.1. Guarantees, pledges and other security interests granted by the Company shall be authorized by the Board of Directors in accordance with the requirements prescribed by law. 16.2. All agreements made directly or through an intermediary between the Company and its Chief Executive Officer, a Deputy Chief Executive Officer, a director, a shareholder holding more than 10% of voting rights or, if the shareholder is a company, with the company controlling such shareholder within the meaning of Article L. 223-3 of the Commercial Code, shall require the prior approval of the Board of Directors. The foregoing shall also apply to agreements in which any of the persons described in the previous paragraph has an indirect interest. Agreements made between the Company and any enterprise in which the Chief Executive Officer, a Deputy Chief Executive Officer or a director is an owner, a partner with unlimited liability, a manager, a director, a member of the Supervisory Board, or, generally, is a person with management responsibilities in such enterprise, shall also require prior authorization. The prior authorization of the Board of Directors shall be required, in accordance with the requirements prescribed by law. The foregoing provisions shall not apply to agreements concerning ordinary transactions that are one holds, directly or indirectly, all the share capital of the other, less, if applicable, the minimum number of shares required to meet the requirements of Article 1832 of the French Civil Code or Articles L. 225-1 and L. 226-1 of the French Commercial Code. ARTICLE 17 ~ PROHIBITED AGREEMENTS Directors who are not legal entities shall be prohibited from obtaining, in any form whatsoever, loans from the Company, current account or other overdraft facilities from the Company or to have the Company provide a guarantee or pledge securing their undertakings to third parties. The same prohibition shall apply to the Chief Executive Officer, the Deputy Chief Executive Officers and to the permanent representatives of directors that are legal entities. The foregoing provision shall also apply to the spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries. ARTICLE 18 ~ STATUTORY AUDITORS The Company shall be audited, in accordance with the requirements prescribed by law, by one or more statutory auditors who meet the eligibility requirements prescribed by law. If the requirements prescribed by law are met, the Company shall appoint at least two statutory auditors. An ordinary s meeting shall appoint, when required by law, one or more deputy statutory auditors, which shall replace the principal statutory auditors in the event they refuse or are unable to perform their duties, or in the event of their resignation or death. may petition the court to appoint one, after having duly joined the Chairperson of the Board of Directors to the proceedings. The term of office of a statutory auditor appointed by the court shall ***

TITLE IV ARTICLE 19 General If the Company wishes to give notice of meetings electronically, instead of by mail, it must first obtain the agreement of the shareholders concerned, who shall provide their email address. Meetings shall be held at the registered office or at any other location specified in the notice of meeting. All shareholders, regardless of the number of shares they own, have the right to attend in the name of the shareholder on the second (2nd) business day preceding the date of the three following options: - Granting a proxy to another shareholder, his/her spouse or his/her partner in a French domestic partnership (PACS), or - Voting by mail, or - Sending a proxy to the Company without specifying any voting instructions, in accordance with the requirements prescribed by the laws and regulations. Shareholders may, under the conditions provided for by the regulations in force, send their voting notice of meeting, by remote transmission. The Board of Directors may organise, under the conditions provided for by the law and regulations telecommunication, enabling them to be identified, in addition to or excluding any other means of participation. If the Board of Directors decides to exercise this option for a given meeting, this decision is stated in the convening notice. However, for extraordinary general meetings only, one or more shareholders representing at least 25% of the share capital may object to the exclusive use of a means of telecommunication by which they can be identified. This objection right shall be exercised after publication of the convening notice, in accordance with the applicable regulatory provisions. them to be identified shall be deemed present for the purposes of calculating the quorum and majority. Shareholders who use the electronic voting form provided on the website set up by the meeting's centralising agent are also deemed to be present. Proxies or votes cast in this way before the meeting by this electronic means cannot be revoked and will be binding on all parties. Voting forms and proxies given to be represented at a meeting may include an electronic signature by the shareholder or his legal or judicial representative using a reliable identification process that guarantees its link with the document to which it relates. absence thereof, by the Chief Executive Officer, a Deputy Chief Executive Officer, if s/he is a director, or by a director specifically appointed for such purpose by the Board of Directors. Failing are present and hold the highest number of votes, and who agree to perform such duties.

The assembly officers shall appoint a secretary, who may but need not be a shareholder. An attendance sheet shall be kept, in accordance with the requirements prescribed by law. notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote. Decisions of ordinary general meetings shall be adopted by a majority of the votes cast by the shareholders present or represented. The votes expressed do not include those attached to the shares for which the shareholder did not take part in the vote, abstained or voted blank or void. second notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote. Decisions of extraordinary general meetings shall be adopted by a majority of two-thirds of the votes cast by the shareholders present or represented. The votes expressed do not include those attached to the shares for which the shareholder did not take part in the vote, abstained or voted blank or void. Copies or extracts of shareholder meeting minutes may be validly certified by the Chairperson of the Board of Directors, a director who holds the position of Chief Executive Officer or the secretary of the meeting. in accordance with the requirements prescribed by law. *** TITLE V CORPORATE INCOME ARTICLE 20 ~ FISCAL YEAR Each fiscal year shall last one year, starting on January 1 and ending on December 31. ARTICLE 21 ~ PROFITS STATUTORY RESERVE FUND An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year, reduced Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of share capital. The distributable profits are comprised of the profits for the fiscal year, reduced by prior losses and the deduction required by the previous paragraph, and increased by profits carried forward. ARTICLE 22 ~ DIVIDENDS If the that they have the power to appropriate or use, carry it forward or distribute it in the form of dividends. meeting may decide to distribute amounts withdrawn from such reserve funds. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

by the Board of Directors. However, dividends shall be paid within a maximum period of nine months from the end of the fiscal year. shareholder, for all or part of the dividend available for distribution, a choice between payment in the form of cash or in form of shares. In the same manner, each shareholder may be granted, for all or part of the interim dividends available for distribution, a choice between payment of said interim dividends in the form of cash or in the form of shares. The offer of a payment in the form of shares, the price and the terms of issues of shares, as well as the request for payment in the form of shares, and the terms of acknowledgment of the subsequent share capital increase are provided by the laws and regulations. In the event that a balance sheet prepared during or at the end of the fiscal year and certified as accurate by the statutory auditor(s) shows that since the end of the previous fiscal year the Company has generated a profit after necessary depreciation allowances and provisions have been booked, after deducting, if applicable, previous losses and sums to be booked into reserve funds as required by law or these by-laws, and after taking into account profits carried forward, the Board of Directors may decide to distribute interim dividends before the financial statements for the fiscal year have been approved, as well as the amount thereof and the distribution date. The amount of such interim dividends shall not exceed the amount of profits as defined in this paragraph. *** TITLE VI DISSOLUTION - LIQUIDATION ARTICLE 23 ~ EARLY DISSOLUTION before the expiration of its term. ARTICLE 24 ~ LOSS OF ONE-HALF OF SHARE CAPITAL If, as a result of losses reported in the accounting documents, the Company's shareholders' equity falls below one-half of the share capital, the Board of Directors is required, within four months of the approval of the financial statements reporting such loss, to convene an extraordinary general meeting to decide whether to dissolve the Company before the expiration of its term. If it is decided not to dissolve the Company, the Company shall, no later than the end of the second fiscal year following the fiscal year in which the loss is observed restore its shareholders' equity to a value at least equal to one-half of its share capital or, subject to article L. 224-2 of the French Commercial Code, reduce its share capital by the amount necessary to bring the value of its shareholders' equity to at least one-half of its share capital. the regulatory procedures. If, before the deadline referred to in the second paragraph of this article, the shareholders' equity has not been reconstituted to a value at least equal to one-half of the share capital, even though the Company's share capital exceeds a threshold set by decree by the French Conseil d'Etat according to the size of its balance sheet, the Company is required, at the latest at the close of the second financial year following this deadline, to reduce its share capital, subject to article L. 224-2 of the French Commercial Code, to a value less than or equal to this threshold. If, in application of the fourth paragraph of this article, the Company has reduced its share capital without reconstituting its shareholders' equity and subsequently carries out a share capital increase, it must bring itself back into compliance with the provisions of the same fourth paragraph before the end of the second financial year following that in which the increase took place. on the last notice of meeting, any interested party may apply to the courts to have the Company dissolved. The same applies if the provisions of the fourth paragraph have not been applied. In all cases, the court may grant the Company a maximum period of six months to regularize the situation. It may not order the dissolution of the Company if, on the day it rules on the merits of the case, the situation has been regularized. ARTICLE 25 ~ EFFECTS OF DISSOLUTION The Company shall be in liquidation from the time it is dissolved, regardless of the reason there for. completion of the liquidation proceedings. Shares shall remain negotiable until completion of the liquidation proceedings. -à-vis third parties only as of the date that notice thereof has been published with the Trade and Companies Registry. ARTICLE 26 ~ APPOINTMENT OF LIQUIDATORS POWERS liquidators and establish their powers, which the liquidators shall exercise in accordance with the law. The appointment of liquidators shall cause the duties of the directors, Chairperson, Chief Executive Officer and Deputy Chief Executive Officers to end. ARTICLE 27 ~ LIQUIDATION CONCLUSION OF LIQUIDATION PROCEEDINGS remaining assets shall be used first for the payment to the shareholders of the par value of their shares which has not been amortized. Then, the balance, if any, shall be divided among all the shareholders. Upon completion of the liquidation proceedings, the shareholders shall be convened to vote on the final accounts, the discharge to be granted to the liquidators for the performance of their duties, the termination of their duties and to certify the completion of the liquidation proceedings. The completion of the liquidation proceedings shall be published in accordance with the law. ***

TITLE VII NOTICES ARTICLE 28 All notices required by these by-laws shall be sent by certified mail, return receipt requested, or served by a bailiff (acte extra-judiciaire). At the same time, a copy of the notice shall be sent to the addressee by ordinary mail. --oo0oo--